Exhibit 99.1

BELLINGHAM, Wash., Jan. 27, 2015

Integral Technologies, Inc. (OTC-BB:ITKG) ("Integral"), an emerging light-weighting leader and its wholly owned subsidiary ElectriPlast Corp., announced today the modification of their license agreement dated June 21, 2013, with Hanwha Advanced Materials (“Hanwha”), formerly Hanwha L&C, due to the sale of certain non-automotive related assets, including its former name Hanwha L&C, to Morgan Stanley Private Equity.

The sale continues Hanwha’s nearly decade long transition to advanced materials and electronics components primarily in the automotive industry.

Hanwha has stated that it will focus on auto parts, which account for 75 percent of sales in the high-tech materials sector, electronic components and solar power materials. Hanwha acquired U.S. auto parts materials producer Azdel in 2007 and has been supplying products to global automakers. Hanwha Azdel’s plant in Lynchburg, Virginia, is currently undergoing a $21.3 million expansion; and another unit in Opelika, Alabama, is upgrading its production capacity.

Integral will continue to grant Hanwha the exclusive rights to sell, distribute and manufacture Integral's patented line of conductive plastics, ElectriPlast®, in South Korea, as well as non-exclusive sales and distribution rights to ElectriPlast® for Japan, Taiwan and China.

Hanwha’s new website can be found at www.hwam.co.kr.

About Integral Technologies, Inc.
(ITKG) ("Integral"), and wholly owned subsidiary ElectriPlast Corp, engage in the discovery, development, and commercialization of electrically conductive hybrid plastics used primarily as raw materials in the production of industrial, commercial and consumer products and services worldwide. Its core material, ElectriPlast®, is a non-corrosive, electrically conductive resin-based material whose properties allow it to be molded into any of the infinite shapes and sizes associated with plastics, rubbers and other polymers while reducing component weight by 40 to 60%. Integral is a leader in conductive hybrid plastics with a broad Intellectual Property portfolio referencing its ElectriPlast technology. Applications for ElectriPlast include: Shielding Wire, Power Electronics, Connectors, and Cables; Shielding, Conduction, Batteries, Semiconductors, Heated Elements, Sensors, Antennas, Medical Devices, Consumer Electronics and Acoustics, Fuses, Capacitors, Resistors, RFID, Bus bars and Terminals.

Safe Harbor Statement
This press release contains "forward-looking statements'' within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. These statements include, without limitation, predictions and guidance relating to the company's future financial performance and the research, development and commercialization of its technologies. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations, but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements, as the result of such factors, risks and uncertainties as (1) competition in the markets for the products and services sold by the company, (2) the ability of the company to execute its plans, (3) other factors detailed in the company's public filings with the SEC, including, without limitation, those described in the Company's annual report on Form 10-K for the year ended June 30, 2014 as filed with the Securities and Exchange Commission and available at www.sec.gov, and (4) the parties may be unable to agree upon definitive agreements. You are urged to consider these factors carefully in evaluating the forward-looking statements.

Contact:

Corporate/Media Inquiries/Investor Inquiries:
812-455-5767
itkginquiry@itkg.net